UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2011

INLAND WESTERN RETAIL REAL ESTATE

TRUST, INC.

(exact name of registrant as specified in charter)

Maryland	000-51199	42-1579325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road, Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 218-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 17, 2011, Inland Western Retail Real Estate Trust, Inc. (the “Company”) entered into a closing agreement with the Commissioner of the Internal Revenue Service (the “Commissioner”) whereby the Commissioner agreed that the terms and administration of the Company’s distribution reinvestment plan (“DRP”) will not result in the Company’s dividends paid during the taxable years 2004 through 2006 being treated as preferential dividends. As previously disclosed, the Company had sought to obtain this closing agreement as a result of certain aspects of the operation of the Company’s DRP that may have violated the prohibition against preferential dividends and could have resulted in the Commissioner determining that the Company’s dividends paid from January 2004 through April 2006 did not qualify for the dividends paid deduction. If none of the dividends that the Company paid prior to May 2006 qualified for the dividends paid deduction, the Company would not have qualified as a real estate investment trust (“REIT”) beginning with its 2004 taxable year and, as a result, would have had a substantial corporate tax liability for the years in which it did not qualify as a REIT. In order to obtain this closing agreement, the former sponsor of the Company, which is an affiliate of The Inland Group, Inc., was required to pay a fee of approximately $70,000, including interest, to the Commissioner. The Company incurred no liability in connection with the closing agreement.

This closing agreement provides greater certainty with respect to the Company’s qualification as a REIT for federal income tax purposes and was one of the last material items needed in order for the Company to proceed with the listing of its common stock on a national securities exchange. Separately, the Company had previously received from the New York Stock Exchange (“NYSE”) eligibility clearance to file an initial listing application to list its shares of common stock on the NYSE under the symbol “IWST,” and, as the next step in the process, has filed a draft listing application with the NYSE. The Company continues to pursue the initial listing of its common stock on a national securities exchange; however, we cannot guarantee that such a listing will occur nor provide any guidance regarding the timing of such an event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INLAND WESTERN RETAIL REAL
ESTATE TRUST, INC.
(Registrant)

	By:	/s/ Dennis K. Holland
Dennis K. Holland
Date: June 23, 2011		General Counsel and Secretary